           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 2000
                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -----------------
                           MAXIM PHARMACEUTICALS, INC.
             (Exact name of Registrant as specified in its charter)
                               -----------------

                  DELAWARE                               87-0279983
        (State or other jurisdiction                  (I.R.S. Employer
     of incorporation or organization)             Identification Number)
                      8899 UNIVERSITY CENTER LANE, SUITE 400
                                SAN DIEGO, CA 92122
                                   (858) 453-4040
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               -----------------
                                 DALE A. SANDER
         VICE PRESIDENT, FINANCE, CHIEF FINANCIAL OFFICER AND SECRETARY
                           MAXIM PHARMACEUTICALS, INC.
                     8899 UNIVERSITY CENTER LANE, SUITE 400
                               SAN DIEGO, CA 92122
                                 (858) 453-4040
                                -----------------

    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -----------------
                                   Copies to:
                              L. KAY CHANDLER, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                               SAN DIEGO, CA 92121
                                 (858) 550-6000
                               -----------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                          CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------------

                                                                     PROPOSED MAXIMUM        PROPOSED MAXIMUM
             TITLE OF CLASS OF                   AMOUNT TO            OFFERING PRICE             AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED          BE REGISTERED (1)        PER SHARE (2)         OFFERING PRICE (2)     REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value                    1,552,775                  $   58.28             $90,495,727          $  23,891
====================================================================================================================================


(1) Includes 3,958 shares of Registrant's common stock issuable upon the exercise of certain outstanding warrants.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low sales price of Registrant's common stock on July 12, 2000 as reported on the Nasdaq National Market.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS



                   SUBJECT TO COMPLETION, DATED JULY 14, 2000



                                1,552,775 SHARES

                           MAXIM PHARMACEUTICALS, INC.

                                  COMMON STOCK



We are registering 1,552,775 shares of our common stock, including shares issuable upon the exercise of outstanding warrants, for resale by the selling stockholders identified in this prospectus. The shares were issued, and the warrants pursuant to which part of the shares will be issuable were assumed, in connection with our acquisition of Cytovia, Inc. on June 16, 2000. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the Nasdaq National Market and on the OM Stockholm Exchange under the symbol "MAXM." On July 12, 2000, the last reported price on the Nasdaq National Market for our common stock, was $59.5625 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.









                The date of this prospectus is __________, 2000.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         -    Annual Report on Form 10-K for the year ended September 30, 1999;

         -    Proxy Statement on Schedule 14A dated January 10, 2000;

         - Current Reports on Form 8-K filed with the SEC on March 2, 2000 and on June 30, 2000;

         - Quarterly Reports on Form 10-Q for the quarters ended December 31, 1999 and March 31, 2000; and

         - Our registration statement on Form 8-A filed on June 28, 1996 which includes a description of our common stock.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

                  Maxim Pharmaceuticals, Inc.
                  8899 University Center Lane, Suite 400
                  San Diego, CA  92122
                  Attn:  Secretary
                  (858) 453-4040

    This prospectus is part of a larger registration statement we filed with the SEC. In deciding whether to buy our common stock, you should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document

                           MAXIM PHARMACEUTICALS, INC.

         IN THIS PROSPECTUS, THE WORDS "WE," "OUR," AND "US" REFER ONLY TO MAXIM AND ITS SUBSIDIARY AND NOT TO THE SELLING STOCKHOLDERS OR ANY OTHER PERSON.

         Maxim is developing a new generation of drugs for cancer, infectious diseases, topical disorders and cardiovascular disease. Our lead drug candidate, MAXAMINE, has the potential to greatly improve the ability of the immune system to fight cancer and viral infections. MAXAMINE, which is based on the naturally occurring molecule histamine, is designed to improve immunotherapy by protecting critical immune cells. MAXAMINE is administered in combination with cytokines, a class of proteins that stimulate these same immune cells. More than 1,200 patients have participated in our completed and ongoing clinical trials in advanced malignant melanoma, acute myelogenous leukemia, hepatitis C and renal cell carcinoma. Our clinical results to date suggest that MAXAMINE THERAPY, the administration of MAXAMINE in combination with cytokines, is a safe, at-home treatment that can improve patient survival.

         In March 2000 we completed our U.S. Phase III clinical trial in patients with stage-IV malignant melanoma, the most deadly form of skin cancer. The results showed that MAXAMINE used in combination with the cytokine interleukin-2 (IL-2), improved survival for stage-IV malignant melanoma patients compared with those treated with the same doses of IL-2 alone. Treatment with MAXAMINE and IL-2 improved overall survival and increased survival rates at 12, 18 and 24 months over treatment with IL-2 alone. Improvement in survival was statistically significant in patients having metastases of their melanoma to the liver, a patient population that historically has had a very poor prognosis, and in all subgroups analyzed under the approved statistical plan. We expect to file a New Drug Application with the Food and Drug Administration in the summer 2000.

         In April 2000, we announced 24-week results from our Phase II dose-ranging study of MAXAMINE in combination with the cytokine interferon-alpha in the treatment of naive, chronically infected hepatitis C patients. After 24 weeks of therapy, the combination of the optimal dosing regimens of MAXAMINE and interferon-alpha achieved a complete viral response in 69 percent of all patients, compared to the 29 percent or less response that is commonly observed in patients with similar profiles treated with interferon-alpha alone..

         Assuming FDA approval of MAXAMINE, we plan to directly market the drug in the United States, potentially under an alliance with a pharmaceutical company or other collaborator. In addition, we expect to establish alliances with pharmaceutical companies for the marketing of MAXAMINE in key international markets. In 1999, we entered into agreements with two pharmaceutical companies to market MAXAMINE in Australia and New Zealand, and Israel, respectively. We are currently in the process of evaluating, and are in discussions with, pharmaceutical companies to serve as marketing collaborators.

         We are also developing MAXDERM, a MAXAMINE-related series of drug candidates for the treatment of certain topical disorders. Randomized, blinded, placebo-controlled pilot studies have been conducted in more than 75 patients. Pilot studies in patients with oral mucositis and in patients with herpes labialis, or cold sores, suggested that topical gels based upon the MAXDERM technology resolved lesions more effectively than placebo controls. In January 2000, we reported the results of two preclinical trials of a gel based on our MAXDERM technology in the treatment of oral mucositis. Our preclinical trials showed significantly reduced healing time for this serious side effect of chemotherapy and radiation therapy.

         In June 2000, we acquired all of the outstanding capital stock of Cytovia, Inc., which operates now as our wholly owned subsidiary. With the research capabilities and technologies we acquired as a result of this transaction, we are discovering and developing a class of small-molecule drugs known as caspase modulators. Caspases are key enzymes that modulate and carry out the cellular signaling pathways involved in programmed cell death, also known as apoptosis. Compounds that can either inhibit caspases or induce caspases may form the basis for important new drugs for a wide variety of disease targets including certain cancers, cardiovascular and other degenerative diseases. Cytovia has developed a proprietary high-throughput screening system that is targeted to discovery of both caspase inhibitors and activators.

         A total of 25 anti-cancer product candidates have been identified to date through this high-throughput screening technology, including our CV2105 series of compounds. The CV2105 series of compounds are cytotoxic agents that have shown promise in preclinical testing in lung and prostate adenocarcinoma models, including favorable results in preclinical models of drug resistant cancers. In July 2000, we licensed the CV2105 series of anti-cancer compounds to BioChem Pharma, Inc. The agreement requires that BioChem make licensing, research and milestone payments to us totaling up to $55 million if a compound from the series is approved in two cancers, as well as pay a royalty on product sales resulting from this collaboration.

         Our principal executive offices are located at 8899 University Center Lane, Suite 400, San Diego, California 92122 and our telephone number is (858) 453-4040.

                                  RISK FACTORS

         AN INVESTMENT IN OUR SHARES AS OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN DECIDING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AS WELL AS ANY OTHER DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES.

         THE DEVELOPMENT OF PRODUCTS IS SUBJECT TO UNCERTAINTIES, MANY OF WHICH ARE BEYOND OUR CONTROL. IF WE FAIL TO SUCCESSFULLY DEVELOP OUR PRODUCTS, OUR ABILITY TO GENERATE REVENUES WILL BE SUBSTANTIALLY IMPAIRED.

         Potential products based on our MAXAMINE, MAXDERM and caspase modulator technologies will require, dependent upon the current specific product candidate, extensive research and development, preclinical testing and clinical testing, as well as regulatory approval and substantial additional investment before we can sell them. We cannot assure you that any of our products will:

    -        be successfully developed;

    -        prove to be safe and effective in clinical trials;

    -        meet applicable regulatory standards;

    - be capable of being produced in commercial quantities at acceptable costs;

    -        be commercially viable;

    - be eligible for third party reimbursement from governmental or private insurers; or

    -        be successfully marketed or achieve market acceptance.

         We have not yet submitted to the U.S. Food and Drug Administration ("FDA") our New Drug Application related to our U.S. Phase III trial of MAXAMINE for the treatment of stage-IV melanoma, and we have not completed final testing for efficacy or safety in humans for any of our other proposed uses for MAXAMINE or for our other product candidates. Any delay in our expected testing and development schedules, or any elimination of a product development program in its entirety, will negatively impact our ability to generate revenues in the future from the sale of our products.

         BECAUSE WE ARE DEPENDENT ON OUR CONTRACTORS FOR CLINICAL TESTING AND FOR CERTAIN RESEARCH AND DEVELOPMENT ACTIVITIES, THE RESULTS OF OUR CLINICAL TRIALS AND SUCH RESEARCH ACTIVITIES ARE, TO A CERTAIN EXTENT, BEYOND OUR CONTROL.

         Our business strategy requires us to rely on our contractors to assist us with clinical testing and certain research and development activities. As a result, our success is dependent upon the success of these outside parties in performing their responsibilities. Although we believe our contractors are economically motivated to perform on their contractual obligations, we cannot directly control the adequacy and timeliness of the resources and expertise applied to these activities by our contractors.

         WE EXPECT TO RELY ON COLLABORATIVE PARTNERS FOR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION OF CERTAIN POTENTIAL PRODUCTS.

         We expect to rely on collaborative arrangements for research and development and commercialization of certain potential products discovered and developed by us, such as the license agreement with BioChem Pharma for the anti-cancer compound CV2105, and our clinical collaboration with Chiron Corporation related to our Phase III MAXAMINE clinical trial in acute myelogenous leukemia.. We cannot be certain that we will be able to maintain these collaborations or enter into any future collaborative arrangements, that any of our collaborations will be successful or that we will receive revenues from any of these collaborations. The success of these and any future collaborations will depend, in significant part, on our partners' development and strategic considerations, including the relative advantages of alternative products being developed or marketed by competitors. If our partners fail to conduct their activities in a timely manner, or at all, preclinical or clinical development of products under those collaborations could be delayed or terminated. The suspension or termination of our collaborations, the failure of our collaborations to be successful or the delay in the development or commercialization of products pursuant to our collaborations could harm our business.

         OUR PRODUCTS MAY NOT BE ACCEPTED, PURCHASED OR USED BY DOCTORS, PATIENTS OR PAYORS.

         MAXAMINE, and any of our other products in development, may not achieve market acceptance even if they are approved by the FDA and similar foreign regulatory agencies. The degree of market acceptance of our products will depend on a number of factors, including:

    -    the scope of regulatory approvals;

    - the establishment and demonstration of the clinical efficacy, safety and advantages of our products by the medical community;

    - the potential advantages of our products over existing treatment methods; and

    -    reimbursement policies of government and other third-party payors.

         We cannot guarantee that physicians, patients, payors or the medical community in general will accept and utilize any products that we develop.

         WE HAVE YET TO MARKET OR SELL ANY OF OUR PRODUCTS.

         Although we currently intend to market or MAXAMINE in the United States through the recruitment of experienced marketing and sales personnel, we have never before marketed or sold any pharmaceutical product. In order to market or co-market MAXAMINE or our other products, we will need to hire a significant number of people with relevant pharmaceutical experience to staff our sales force and marketing group, and possibly also to make appropriate arrangements with strategic partners. If we cannot develop the required marketing and sales expertise both internally and through our partnering arrangements, our ability to generate revenue from product sales will likely suffer.

         We intend to rely on our collaborative partners to market and sell MAXAMINE in international markets, and such arrangements may be sought to market certain other products in all markets. We have not yet entered into any collaborative arrangement with respect to marketing or selling MAXAMINE with the exception of agreements relating to Australia, New Zealand and Israel, and have not entered into any agreements regarding the marketing or selling of our other products with the exception of a license agreement relating to our CV2105 series of anti-cancer compounds. We cannot guarantee that we will be able to enter into any such arrangements on terms favorable to us, or at all. If we are able to enter into marketing and selling arrangements with collaborative partners, we cannot assure you that such marketing collaborators will apply adequate resources and skills to their responsibilities, or that their marketing efforts will be successful.

         WE WILL BE DEPENDENT ON THIRD PARTY MANUFACTURERS OF OUR PRODUCTS. OUR ABILITY TO SELL OUR PRODUCTS MAY BE HARMED TO THE EXTENT ADEQUATE QUANTITIES OF OUR PRODUCTS ARE NOT MANUFACTURED ON A TIMELY BASIS.

         We do not intend to acquire or establish our own dedicated manufacturing facilities for MAXAMINE and our other product candidates in the foreseeable future. We have contracted and expect to continue to contract with established pharmaceutical manufacturers for the production of MAXAMINE. If we are unable to continue to contract with third-party manufacturers on acceptable terms or our manufacturers do not comply with applicable regulatory requirements, our ability to conduct clinical testing and to produce commercial quantities of MAXAMINE and other products will be adversely affected. If we cannot adequately manufacture our products, it could result in delays in submissions for regulatory approval and in commercial product launches, which in turn could materially impair our competitive position and the possibility of achieving profitability. We cannot guarantee that we will be able to maintain our existing contract manufacturing relationships, or acquire or establish new, satisfactory third-party relationships to provide adequate manufacturing capabilities in the future.

         WE ARE NOT PROFITABLE AND EXPECT TO CONTINUE TO INCUR LOSSES. IF WE DO NOT BECOME PROFITABLE, WE MAY ULTIMATELY BE FORCED TO DISCONTINUE OUR OPERATIONS.

         We are a development-stage enterprise. We have experienced net losses every year since our inception and, as of March 31, 2000, had an accumulated deficit of approximately $102 million . Cytovia also had incurred losses in every year since its inception and through the date of our acquisition, and, as of March 31, 2000, had an accumulated deficit of approximately $14 million. We anticipate incurring substantial additional losses over at least the next several years related to developing and testing our product candidates and preparing for commercialization and planned market launches of our products. If we do not become profitable, our stock price will be negatively affected, and we may ultimately be forced to discontinue our operations.

         WE WILL LIKELY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE. IF WE ARE UNABLE TO OBTAIN THE FUNDS NECESSARY TO CONTINUE OUR OPERATIONS, WE MAY BE REQUIRED TO DELAY, SCALE BACK OR ELIMINATE ONE OR MORE OF OUR PRODUCT DEVELOPMENT PROGRAMS.

         We have already spent substantial funds developing our products and business. We expect to continue to have negative cash flow from our operations for at least the next several years. We will likely have to raise additional funds to complete the development of our products and to bring them to market. Our future capital requirements will depend on numerous factors, including:

-        the results of our clinical trials;

-        the timing and scope of any additional clinical trials undertaken;

-        the scope and results of our research and development programs;

-        the time required to

-        btain regulatory approvals;

- our ability to establish marketing alliances and collaborative agreements;

-        the cost of our internal marketing activities; and

- the cost of filing, prosecuting and, if necessary, enforcing patent claims.

         Additional financing may not be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our product development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies or products that we would not otherwise relinquish.

         WE COMPETE AGAINST MANY COMPANIES AND RESEARCH INSTITUTIONS THAT ARE DEVELOPING PRODUCTS TO TREAT THE SAME DISEASES AS OUR PRODUCTS. TO THE EXTENT THESE COMPETITORS ARE SUCCESSFUL IN DEVELOPING AND MARKETING SUCH PRODUCTS, OUR FUTURE POTENTIAL MARKET SHARE AND REVENUES COULD BE REDUCED.

         There are many companies, both publicly and privately held, including well-known pharmaceutical companies and academic and other research institutions, engaged in developing pharmaceutical products for the treatment of cancer and infectious diseases. Products developed by any of these companies or institutions may demonstrate greater safety or efficacy than our products or be more widely accepted by doctors, patients or payors. Many of our competitors and potential competitors have substantially greater capital, research and development capabilities and human resources than we do. Many of these competitors also have significantly greater experience than we do in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. If any of our products are approved for commercial sale, we will also be competing with companies that have greater resources and experience in manufacturing, marketing and selling pharmaceutical products. To the extent that any of our competitors succeed in developing products that are more effective, less costly or have better side effect profiles than our products, then our future potential market share could decrease which may have a negative impact on our business.

         OUR PRODUCT CANDIDATES ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION WHICH COULD INCREASE THE COST OF DEVELOPING OUR PRODUCTS AND DELAY OR PREVENT THE SALES OF OUR PRODUCTS.

         Our product candidates are subject to significant regulation by the FDA as well as similar agencies in countries outside the United States. Satisfaction of the lengthy and detailed laboratory and clinical testing procedures required to submit an application for regulatory approval is costly and may take a number of years. If we do not receive FDA approval for our products under development, we will not be able to market or sell our products in the United States. This would prevent us from generating product revenue in the United States and would be extremely detrimental to our business and financial condition. European and other international regulatory approvals are subject to similar risks and uncertainties as regulatory approvals in the United States.

         We are devoting substantial time and financial resources to our clinical trials, but we cannot be sure that the results of our clinical trials will support the submission of a New Drug Application, or NDA, or a Product License Application, or that any applications we do file will be approved by the FDA or any similar foreign agency on a timely basis, or at all.

         Once we do receive regulatory approval, we will still be subject to ongoing regulatory requirements. Moreover, government regulation may increase at any time, creating additional costs and delays for us.

         IF WE FAIL TO SECURE ADEQUATE PROTECTION OF OUR INTELLECTUAL PROPERTY OR THE RIGHT TO USE CERTAIN INTELLECTUAL PROPERTY OF OTHERS, WE MAY NOT BE ABLE TO PROTECT OUR PRODUCTS AND TECHNOLOGIES FROM COMPETITORS.

         Our success depends in large part on our ability to obtain, maintain and protect patents and trade secrets and to operate without infringing upon the proprietary rights of others. If we are unable to do so, our products and technologies may not provide us with any competitive advantage.

         The patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions, and the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. As a result, patents may not issue from any of our patent applications. Further, patent applications in the United States are secret until a patent issues, and we cannot be certain that others have not filed patent applications for technology covered by our pending applications or that we were the first to file patent applications for this technology. In addition, patents currently held by us or issued to us in the future, or to licensors from whom we have licensed technology rights, may be challenged, invalidated or circumvented so that our intellectual property rights may not protect our technologies or provide commercial advantage to us. In addition, we also rely on unpatented trade secrets and proprietary know-how, and we cannot be sure that others will not obtain access to or independently develop such trade secrets and know-how. Enforcement of our intellectual property rights against any infringers of our patents relating to MAXAMINE and our other technologies will be costly and time-consuming. Because of the nature of those patents, we could be required to bring lawsuits against many different entities such as hospitals or clinics. This would have the effect of increasing the costs of enforcing our rights.

         The pharmaceutical industry has experienced extensive litigation regarding patent and other intellectual property rights. Although, to date, we are not aware of any intellectual property claims against us, in the future we could be forced to incur substantial costs in defending ourselves in lawsuits that are brought against us claiming that we have infringed the patent rights of others or in asserting our patent rights in lawsuits against other parties. We may also be required to participate in interference proceedings declared by the U.S. Patent and Trademark Office for the purpose of determining the priority of inventions in connection with our patent applications or other parties' patent applications. Adverse determinations in litigation or interference proceedings could require us to seek licenses that may not be available on commercially reasonable terms or subject us to significant liabilities to third parties.

         THE TECHNOLOGY IN OUR SECTOR IS DEVELOPING RAPIDLY, AND OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO KEEP ABREAST OF TECHNOLOGICAL CHANGE.

         We are engaged in the pharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. New developments in oncology, cancer therapy, medicinal pharmacology, biochemistry and other fields are expected to continue at a rapid pace. Research and discoveries by others may render some or all of our proposed programs or products noncompetitive or obsolete. Our business strategy is subject to the risks inherent in the development of new products using new technologies and approaches. Unforeseen problems may develop with these technologies or applications, and we may not be able to successfully address technological challenges we encounter in our research and development programs. This may result in our inability to develop commercially feasible products.

         THE MARKETABILITY OF OUR PRODUCTS MAY DEPEND ON REIMBURSEMENT AND REFORM MEASURES IN THE HEALTH CARE INDUSTRY.

         Our success may depend, in part, on the extent to which reimbursement for the costs of therapeutic products and related treatments will be available from third-party payors such as government health administration authorities, private health insurers, managed care programs and other organizations. Over the past decade, the cost of health care has risen significantly, and there have been numerous proposals by legislators, regulators and third-party health care payors to curb these costs. Some of these proposals have involved limitations on the amount of reimbursement for certain products. We cannot guarantee that similar federal or state health care legislation will not be adopted in the future or that any products sought to be commercialized by us will be considered cost-effective or that adequate third-party insurance coverage will be available for us to establish and maintain price levels sufficient for realization of an appropriate return on our investment in product development. Moreover, the existence or threat of cost control measures could have an adverse effect on the willingness of potential collaborators to pursue research and development programs related to our products.

         OUR RECENT ACQUISITION OF CYTOVIA PRESENTS NEW CHALLENGES THAT MAY NEGATIVELY AFFECT OUR BUSINESS.

         We recently acquired Cytovia. Our products under development are at different stages of development, are based on different technologies and in some cases are focused on the treatment of different diseases than the products that Cytovia is developing. It may turn out that there are no advantages or "synergies" to adding Cytovia's proposed products to our product line. Moreover, there is no assurance that Cytovia's operations can be successfully integrated into our operations or that all of the benefits expected from such integration will be realized Furthermore, there can be no assurance that our operations, management and personnel will be compatible with those of Cytovia. As a result of any of these factors, our stock price could decline significantly.

         OUR STOCK PRICE MAY BE HIGHLY VOLATILE DUE TO EXTERNAL FACTORS.

         Our common stock currently trades on the Nasdaq National Market and on the OM Stockholm Exchange. Historically, our common stock has generally experienced relatively low daily trading volumes in relation to the aggregate number of shares outstanding. Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market prices of our common stock and our ability to raise equity capital in the future.

         Factors that may have a significant impact on the market price or the liquidity of our common stock also include:

- actual or potential clinical trial results relating to products under development by us or our competitors;

-        delays in our testing and development schedules;

- events or announcements relating to our collaborative relationships with others;

- announcements of technological innovations or new products by us or our competitors;

-        developments or disputes concerning patents or proprietary rights;

- regulatory developments in both the United States and foreign countries;

- economic and other external factors, as well as period-to-period fluctuations in our financial results;

-        market conditions for pharmaceutical and biotechnology stocks; and

- publicity regarding actual or potential medical results relating to products under development by us or our competitors.

         External factors may also adversely affect the market price for our common stock. The price and liquidity of our common stock may be significantly affected by the overall trading activity and market factors on the Nasdaq National Market and the OM Stockholm Exchange, and these factors may differ between the two markets. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market prices of the common stock of many publicly traded pharmaceutical or biotechnology companies have in the past been, and can in the future be expected to be, especially volatile.

         CERTAIN OF OUR CHARTER AND BY-LAW PROVISIONS MAY DETER A THIRD PARTY FROM ACQUIRING US.

         Certain provisions of our charter and by-laws may make it more difficult for a third party to acquire control of us. These provisions include:

-        a staggered or classified board;

-        the inability of stockholders to act by written consent; and

-        no right to remove directors other than for cause.

         We have also adopted a shareholder rights plan or "poison pill." Our shareholder rights plan is designed to protect our shareholders in the event of an unsolicited bid to acquire the company. In general terms, the rights plan imposes a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock without the approval of our board of directors. Our shareholder rights plan could discourage a third party from attempting to acquire us through an acquisition of our outstanding voting stock.

         Our board of directors also has the authority to issue, at any time, without further stockholder approval, up to 5,000,000 shares of preferred stock, and to determine the price, rights, privileges and preferences of those shares. We have used shares in connection with our shareholder rights plan. Any issuance of preferred stock could discourage a third party from acquiring a majority of our outstanding voting stock.

         Furthermore, we are subject to the provisions of Section 203 of the DGCL, an anti-takeover law, which may also dissuade a potential acquiror of our common stock.

         WE MAY ENGAGE IN STRATEGIC TRANSACTIONS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS

         From time to time we consider strategic transactions and alternatives with the goal of maximizing stockholder value. For example, in June 2000 we completed the acquisition of Cytovia, Inc., a pharmaceutical company developing therapeutics and products to assist physicians in combating cancer and certain degenerative diseases. We will continue to evaluate other potential strategic transactions and alternatives which we believe may enhance stockholder value. These additional potential transactions may include a variety of different business arrangements, including spin-offs, acquisitions, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. We cannot assure you that any such transactions will be consummated on favorable terms or at all, will in fact enhance stockholder value, or will not adversely affect our business or the trading price of our stock. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

         Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

         We are registering for resale certain shares of our common stock held by the selling stockholders identified below, including shares of our common stock issuable upon the exercise of outstanding warrants. The following table sets forth:

-             the name of the selling stockholders;

- the number and percent of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

- the number of shares of our common stock that may be offered for resale for the account of the selling stockholders pursuant to this prospectus; and

- the number and percent of shares of our common stock to be held by the selling stockholders after the offering of the resale shares (assuming all of the resale shares are sold by the selling stockholders).

This information is based upon information provided by selling stockholders, schedules 13G and/or other public documents filed with the SEC, and assumes the sale of all of the resale shares by the selling stockholders. The term "selling stockholders" includes the stockholders listed below and their transferees, pledgees, donees or other successors. The applicable percentages of ownership are based on an aggregate of 22,687,736 shares of common stock issued and outstanding as of June 16, 2000.



                                                  SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                                         OWNED                                      OWNED
                                                   PRIOR TO OFFERING        NUMBER OF           AFTER OFFERING
                                                   -----------------       SHARES BEING       ------------------
SELLING STOCKHOLDERS                               NUMBER      PERCENT       OFFERED            NUMBER  PERCENT
-----------------------------------------------    -------  ----------     ------------        -------- -------
Crosspoint Venture Partners 1997                   308,991        1.36%         308,991              --      --
SBIC Partners II, L.P.                             308,991        1.36%         308,991              --      --
Domain Partners IV, L.P.                           157,627       *              157,627              --      --
Eckard Weber (1)                                   140,175       *              137,798           2,377      *
Domain Partners III, L.P.                          123,581       *              123,581              --      --
Aurora Biosciences Corporation                      98,959       *               98,959              --      --
Sanderling Venture Partners IV, L.P.                97,547       *               97,547              --      --
3i BioScience Investment Trust PLC                  88,047       *               88,047              --      --
Axys Pharmaceuticals, Inc.                          70,900       *               70,900              --      --
Sanderling IV Limited, L.P.                         38,055       *               38,055              --      --
Sanderling IV Biomedical, L.P.                      37,974       *               37,974              --      --
Sanderling  [Feri Trust]  Venture  Partners IV,
G.P.                                                10,821       *               10,821              --      --
Jeff & Oriana Vick as Community Property (2)        21,893       *               10,654          11,239       *
Sanderling IV Biomedical Co-Investment Fund         10,628       *               10,628              --      --
Sanderling  Venture  Partners IV  Co-Investment
Fund                                                10,628       *               10,628              --      --
Marvin Rosenthale (3)                                6,658                        6,658              --      --
F. Richard Nichol (4)                                5,193       *                5,193              --      --
DP III Associates, L.P.                              4,182       *                4,182              --      --
GC&H Investments                                     4,087       *                4,087              --      --
Bernd Seizinger (5)                                  4,041       *                4,041              --      --
Comdisco (6)                                         3,958       *                3,958              --      --
DP IV Associates, L.P.                               3,776       *                3,776              --      --





                                                  SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                                         OWNED                                      OWNED
                                                   PRIOR TO OFFERING        NUMBER OF           AFTER OFFERING
                                                   -----------------       SHARES BEING       ------------------
SELLING STOCKHOLDERS                               NUMBER      PERCENT       OFFERED            NUMBER  PERCENT
-----------------------------------------------    -------  ----------     ------------        -------- -------
Fred A. Middleton                                    2,640        *               2,640              --      --
Robert G. McNeil (7)                                 2,640        *               2,640              --      --
Lowell E. Sears as Trustee of the Sears  Living
Trust Dtd 3/11/91                                    2,452        *               2,452              --      --
Marker Gene Technologies, Inc.                         761        *                 761              --      --
Wu Yang                                                680        *                 680              --      --
Linda Francis (8)                                      190        *                 190              --      --
Tye Waterhouse                                         139        *                 139              --      --
Susan L. Gawlak                                        110        *                 110              --      --
Shaojuan Jia (9)                                        67        *                  67              --      --

------------------------
* Less than 1%

(1) Includes 2,377 shares subject to stock options exercisable within 60 days from June 16, 2000.

(2) Includes 11,239 shares subject to stock options exercisable within 60 days from June 16, 2000.

(3) Includes 6,658 shares subject to stock options exercisable within 60 days from June 16, 2000.

(4) Includes 4,375 shares subject to stock options exercisable within 60 days from June 16, 2000.

(5) Includes 4,041 shares subject to stock options exercisable within 60 days from June 16, 2000.

(6) Includes 3,958 shares subject to warrants exercisable within 60 days from June 16, 2000.

(7) Includes 167 shares held by Robert G. McNeil, Trustee of the Sanderling Management Company, LLC Retirement Trust FBO Robert G. McNeil.

(8) Includes 190 shares subject to stock options exercisable within 60 days from June 16, 2000.

(9) Includes 67 shares subject to stock options exercisable within 60 days from June 16, 2000.

                              PLAN OF DISTRIBUTION

         The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

                  - on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market and the OM Stockholm Exchange;
                  -        in the over-the-counter market;
                  -        in private transactions;
                  -        through options; and
                  - by pledge to secure debts and other obligations, or a combination of any of the above transactions.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under rule 144 rather than pursuant to this prospectus. The selling stockholders do not have to sell all of the shares they own pursuant to this prospectus. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         We will pay all expenses of this registration. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. We estimate that our expenses in connection with this offering will be approximately $50,000. All expenses for the issuance of a supplement to this prospectus, when requested by selling stockholder(s), will also be paid by us.

         Each of the selling stockholders has entered into a lock-up agreement with us with respect to the shares of our common stock that are being registered for resale. Under the terms of the lock-up agreement, each selling stockholder has agreed to sell or transfer the shares of our common stock that are being registered for resale only in accordance with the following schedule:

      Percentage of shares of our common stock
      held by selling stockholder                 Time of lock-up release

      Up to 25%                                   On or after September 14, 2000
      Up to 50%                                   On or after December 13, 2000
      Up to 75%                                   On or after March 13, 2001
      100%                                        On or after June 16, 2001

                                  LEGAL MATTERS

         Cooley Godward LLP will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable.

                                     EXPERTS

         The financial statements of Maxim Pharmaceuticals, Inc. as of September 30, 1998 and 1999, and for each of the years in the three-year period ended September 30, 1999, and for the period from inception (October 23, 1989) through September 30, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Cytovia, Inc. as of December 31, 1998 and 1999, for the year ended December 31, 1999, and for the periods from inception (January 9, 1998) through December 31, 1998 and 1999, have been audited by Ernst & Young LLP, independent auditors, and are incorporated by reference herein and in the registration statement in reliance upon the report of Ernst & Young LLP, given on their authority as experts in accounting and auditing.


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS                      ----------------------
PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU
WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS                            1,552,775 SHARES
PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS
NOT AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE AN
OFFER AND SALE IS NOT PERMITTED. THE INFORMATION CONTAINED                          COMMON STOCK
IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS
PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS                                 MAXIM
PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.                                     PHARMACEUTICALS, INC.



                                                                               ----------------------

                      TABLE OF CONTENTS
                                                  PAGE
                                                  ----
WHERE YOU CAN GET MORE INFORMATION................. 2                                 PROSPECTUS
MAXIM PHARMACEUTICALS, INC. ....................... 3
RISK FACTORS ...................................... 5
FORWARD-LOOKING STATEMENTS........................ 11
USE OF PROCEEDS................................... 11
SELLING STOCKHOLDERS.............................. 12                           ----------------------
PLAN OF DISTRIBUTION.............................. 14
LEGAL MATTERS..................................... 15
EXPERTS........................................... 15                                JULY ___, 2000


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

         SEC Registration Fee  ......................               $23,891
         Legal fees and expenses  ...................               $15,000
         Accounting fees and expenses  ..............               $ 5,000
         Transfer agent fees  .......................               $ 1,000
         Miscellaneous  .............................               $ 5,109
                                                                    -------
                  Total  ............................               $50,000
                                                                    =======



ITEM 15.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers and currently maintains directors and officers insurance coverage.

         In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for unlawful payments of dividends or unlawful stock purchase or redemption. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

ITEM 16.   EXHIBITS.

(a)      Exhibits.

EXHIBIT NO.       DESCRIPTION

2.1               Agreement and Plan of Merger and Reorganization by and among
                  Maxim, Inc., M-80 Acquisition Corporation and Cytovia, Inc.,
                  dated as of June 2, 2000.  (1)
2.2               Form of Lockup Agreement.  (1)
4.1               Reference is made to Exhibit 2.1 above.
4.2               Reference is made to Exhibit 2.2 above.
5.1               Opinion of Cooley Godward LLP.
23.1              Consent of KPMG LLP independent auditors.
23.2              Consent of Ernst & Young LLP, independent auditors.
23.3              Consent of Cooley Godward LLP.  Reference is made to
                  Exhibit 5.1.
24                Power of Attorney.  Reference is made to page II-3.
-------------------
(1) (Previously filed as Exhibit 2.1 to Registrant's Current Report on Form 8-K filed with the Commission on June 30, 2000 and incorporated herein by reference.

ITEM 17.   UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 14, 2000.

                                       MAXIM PHARMACEUTICALS, INC.

                                       /s/ DALE A. SANDER
                                       -----------------------------------------
                                       Dale A. Sander
                                       Vice President, Finance,
                                       Chief Financial Officer and Secretary

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry G. Stambaugh and Dale A. Sander, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                                             TITLE                                  DATE

/s/ LARRY G. STAMBAUGH                                  Chairman of the Board,                    July 14, 2000
-----------------------------------------------------
     Larry G. Stambaugh                                 President and Chief Executive Officer
                                                        (PRINCIPAL EXECUTIVE OFFICER)

/s/ DALE A. SANDER                                      Vice President, Finance,                  July 14, 2000
-----------------------------------------------------   Chief Financial Officer and Secretary
     Dale A. Sander                                     (PRINCIPAL FINANCIAL
                                                        AND ACCOUNTING OFFICER)


/s/ COLIN B. BIER                                       Director                                  July 14, 2000
-----------------------------------------------------
     Colin B. Bier, Ph.D.


/s/ GARY E. FRASHIER                                    Director                                  July 14, 2000
-----------------------------------------------------
     Gary E. Frashier


/s/ THEODOR H. HEINRICHS                                Director                                  July 14, 2000
-----------------------------------------------------
     Theodor H. Heinrichs


                                                        Director
-----------------------------------------------------
     Per-Olof Martensson


/s/ F. DUWAINE TOWNSEN                                  Director                                  July 14, 2000
-----------------------------------------------------
     F. Duwaine Townsen


                                  EXHIBIT INDEX

EXHIBIT NO.       DESCRIPTION

2.3               Agreement and Plan of Merger and Reorganization by and among
                  Maxim, Inc., M-80 Acquisition Corporation and Cytovia, Inc.,
                  dated as of June 2, 2000.  (1)
2.4               Form of Lockup Agreement.  (1)
4.3               Reference is made to Exhibit 2.1 above.
4.4               Reference is made to Exhibit 2.2 above.
5.1               Opinion of Cooley Godward LLP.
23.1              Consent of KPMG LLP, independent auditors.
23.2              Consent of Ernst & Young LLP, independent auditors.
23.3              Consent of Cooley Godward LLP.  Reference is made to
                  Exhibit 5.1.
25                Power of Attorney.  Reference is made to page II-3.
-------------------
(1) (Previously filed as Exhibit 2.1 to Registrant's Current Report on Form 8-K filed with the Commission on June 30, 2000 and incorporated herein by reference.